Contacts:

Investors: Paul Beattie 703.312.9673 or pbeattie@fbr.com

Media: Lauren Burk 703.469.1004 or lburk@fbr.com

First NLC to Liquidate

Recapitalization and Sale of FNLC Not to Close

ARLINGTON, VA, January 11, 2008 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) ("FBR Group") today announced that First NLC Financial Services, LLC (“FNLC”), FBR Group’s mortgage origination subsidiary, will liquidate its assets as a result of the continued deterioration of the non-prime market. To effectuate its orderly liquidation, First NLC will file a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. FNLC’s senior secured lender supports the orderly wind-down of FNLC’s business.

In addition, FBR Group announced that it would not close the previously disclosed recapitalization and sale of FNLC. As previously disclosed, FBR Group has taken steps to limit its ongoing exposure to FNLC. In connection with the expected Chapter 11 filing, FBR Group does not expect to recover its remaining $12 million investment in FNLC.

Paul Steven Singerman of Berger Singerman serves as lead bankruptcy counsel to FNLC. Peter Partee of Hunton & Williams LLP serves as lead counsel to FBR Group in connection with FNLC’s bankruptcy.

Friedman, Billings, Ramsey Group, Inc. (FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, research*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets). FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom. FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA; Boston; Dallas; Houston; Irvine; New York; San Francisco; London, England; and Sydney, Australia. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, on forms 10-K and 10-Q. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. The Company does not have any intention or obligation to update these forward-looking statements.

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